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Issuer Free Writing Prospectus dated October 29, 2007
Filed Pursuant to Rule 433
Registration Statement No. 333-146717
(Supplemental Preliminary Prospectus dated October 23, 2007
contained in Amendment No. 1 to the Registration Statement)

8,000,000 Shares

Starent Networks, Corp.

Common Stock

        On October 29, 2007, Starent Networks, Corp. filed Amendment No. 2 to its Registration Statement on Form S-1 to update the below disclosure that had been provided in its preliminary prospectus dated October 25, 2007 contained in Amendment No. 1 to its Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 25, 2007.

RISK FACTORS

        We revised the sixth sentence of the risk factor under the caption "Risks Related to this Offering and Ownership of Our Common Stock" entitled "Future sales of shares by existing stockholders could cause our stock price to decline" on pages 23 and 24 of the preliminary prospectus to update information about the number of shares of our common stock that will be subject to lock-up agreements entered into in connection with this offering. The revised sentence reads as follows:

  Our officers and directors and some of our stockholders (including some of those who entered into agreements in connection with our initial public offering) holding 10,582,420 shares of our common stock have entered into lock-up agreements in connection with this offering and agreed, with certain exceptions, not to dispose of their shares of our common stock for a period of 90 days after the date of this prospectus, subject to extension and modification as discussed below.

PRINCIPAL AND SELLING STOCKHOLDERS

        We revised the table setting forth the beneficial ownership of our principal and selling stockholders on pages 107 and 108 of the preliminary prospectus to update beneficial ownership information of some of our officers and directors regarding shares beneficially owned after the offering that was omitted. The revised beneficial ownership table is as follows:

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering
Name and Address of Beneficial Owner			Shares Offered
	Number	Percentage		Number	Percentage
5% Stockholders
Entities affiliated with Matrix Partners(1)	10,542,716	16.3%	—	10,542,716	15.4%
Entities affiliated with North Bridge Venture Partners(2)	10,542,720	16.3	—	10,542,720	15.4
Entities affiliated with Highland Capital Partners(3)	9,649,058	15.0	—	9,649,058	14.1

Officers and Directors
Ashraf M. Dahod(4)	7,229,849	11.2	800,000	6,429,849	9.4
John P. Delea, Jr.(5)	281,083	*	150,000	131,083	*
Pierre G. Kahhale(6)	385,875	*	200,000	185,875	*
Vijay Kathuria(7)	550,414	*	200,000	350,414	*
Robert J. Kelly	100,000	*	75,000	25,000	*
Thierry Maupilé	66,666	*	—	66,666	*
Paul J. Milbury	243,819	*	—	243,819	*
Kevin F. Newman(8)	43,750	*	25,000	18,750	*
Anthony P. Schoener(9)	618,750	1.0	200,000	418,750	*
Gennady H. Sirota(10)	546,750	*	—	546,750	*
Edward T. Anderson(11)	10,609,386	16.4	—	10,609,386	15.5
Timothy A. Barrows(12)	10,609,382	16.4	—	10,609,382	15.5
Sean M. Dalton(13)	9,649,058	15.0	—	9,649,058	14.1
Matthew J. Desch(14)	16,666	*	—	16,666	*
James A. Dolce, Jr.	66,666	*	—	66,666	*
Kenneth A. Goldman(15)	24,999	*	—	24,999	*
All executive officers and directors as a group (16 persons)	41,043,113	62.6	1,650,000	39,393,113	56.8
Other Selling Stockholders
Entities affiliated with Focus Ventures(16)	3,123,747	4.8	1,500,000	1,623,747	2.4
George Hale(17)	26,041	*	20,000	6,041	*
Nooril-Iman Trust(18)	1,149,089	1.8	200,000	949,089	1.4
Samsung-SVIC #4 New Technology Business Investment L.P.(19)	1,508,127	2.3	750,000	758,127	1.1

SHARES ELIGIBLE FOR FUTURE SALE

        We revised the third sentence of the second paragraph on page 115 of the preliminary prospectus to update information about the restricted securities subject to lock-up agreements. The revised sentence reads:

  Substantially all of these restricted securities will be subject to one or both of the lock-up agreements described below.

        We also revised the first sentence in the second paragraph of the subsection entitled "Lock-up Agreements" on page 116 to update information about the number of shares of our common stock that will be subject to lock-up agreements entered into in connection with this offering. The revised sentence reads as follows:

  In connection with this offering, our officers and directors and some of our stockholders (including some of those who entered into agreements in connection with our initial public offering) holding 10,582,420 shares of our common stock have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock for a period through the date 90 days after the date of this prospectus, as modified as described below, except with the prior written consent of Goldman, Sachs & Co. and Lehman Brothers Inc., on behalf of the underwriters.

        To review a filed copy of our current registration statement, please click on the following link: http://www.sec.gov/Archives/edgar/data/1391672/000104746907008095/a2180307zs-1a.htm.

        We have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the underwriters will arrange to send you the prospectus if you request it by contacting Goldman, Sachs & Co. toll-free at 1-866-471-2526 or Lehman Brothers Inc. toll-free at 1-888-603-5847.

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RISK FACTORS
PRINCIPAL AND SELLING STOCKHOLDERS
SHARES ELIGIBLE FOR FUTURE SALE